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                                                                    Exhibit 99.1
[INTERVOICE BRITE LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACTS
InterVoice-Brite, Inc.
Rob-Roy J. Graham
Chief Financial Officer
+1 (972) 454-8712

32-02

                INTERVOICE-BRITE RECEIVES $3.2 MILLION TAX REFUND

DALLAS -- AUGUST 7, 2002 -- InterVoice-Brite, Inc. (Nasdaq:INTV), is pleased to announce it has now received $3.2 million of the $3.5 million tax refund that was discussed in the Company's quarterly conference call on June 25, 2002. The Company still anticipates receiving an additional $0.3 million tax refund in the near future. The $3.2 million refund is in addition to the previously reported $4.4 million tax refund the Company received in June and will increase the Company's cash reserves.

As was also discussed during the conference call on June 25th, the Company is continuing to review the possibility of replacing its existing $12 million revolving credit facility with a new credit facility with current or prospective lenders. The Company anticipates that any new credit facility will include more acceptable covenants and/or a greater maximum loan amount. While the Company has had promising discussions with lenders, it has not yet received a commitment from a lender to enter into a new credit facility and there is no guarantee that any lender will offer a credit facility on terms acceptable to the Company. If the Company does replace its current revolving credit facility, proceeds from the new facility will be available for liquidity and working capital purposes and, potentially, to retire other indebtedness. The Company continues to believe that, even if it does not enter into a new credit facility, its current cash on-hand and expected cash flows will be sufficient to fund current operating and capital requirements, as well as debt repayment obligations. Without a new facility, the Company will still have access to its existing revolver.

A replay of the Company's conference call on June 25th can be accessed at www.intervoice-brite.com.

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News Release
InterVoice-Brite Tax Refund

This press release contains forward-looking statements which are based on Company management's current beliefs. Readers are cautioned to read the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

ABOUT INTERVOICE-BRITE

With over 21,000 systems shipped to more than 75 countries, InterVoice-Brite is a leading global provider of voice-enabled information solutions, collaboration and e-business applications and outsourcing services for enterprises and network service providers. The Company provides prepaid services, voicemail, unified messaging, short messaging services (SMS), speech-enabled applications and network-grade portals for network operators marketed under the Omvia(TM) product name. The OneVoice(R) product family offers speech-enabled IVRs, multimedia portals, interactive alerts and wireless application gateways to the world's leading enterprises and financial institutions. The Company also offers its OneVoice and Omvia capabilities on an outsourcing basis as a managed service. InterVoice-Brite is headquartered in Dallas with offices around the world. For more information, visit www.intervoice-brite.com.

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